FOR IMMEDIATE RELEASE

NovaDel Reports First Quarter Results

•	First Product Approval with NitroMist™
•	Two Candidates Moved into Late-stage Trials

Flemington, NJ, December 15, 2006 - NovaDel Pharma Inc. (AMX: NVD) reported results for its first quarter ended October 31, 2006.

For the quarter ended October 31, 2006, the net loss was $2.5 million, or $0.05 cents per share, compared to a net loss of $2.6 million, or $0.06 cents per share, in the same period last year. Increased research and development expenses in the quarter ended October 31, 2006 were driven by expenditures related to the development of the company’s product pipeline. General and administrative expenses for the quarter decreased primarily as a result of lower personnel related costs. Cash, cash equivalents and short-term investments as of October 31, 2006 were $8.6 million.

Recent Company highlights include the:

•

Approval of NitroMist™ (Nitroglycerin Lingual Aerosol), the first product approval for a drug created with NovaDel’s’ oral spray formulation technology and the receipt of a milestone payment from Par Pharmaceuticals for this approval

•

Filing of the Zensana™ (Ondansetron HC1) Oral Spray New Drug Application (NDA) by NovaDel’s partner, Hana Bioscience, the FDA’s subsequent acceptance of the NDA and NovaDel’s receipt of a milestone payment for this achievement

•	Announcement of positive study results for Zolpidem Oral Spray resulting in the decision to initiate pivotal trials in 2007

•	Announcement of positive study results for Sumatriptan Oral Spray resulting in the decision to initiate pivotal trials in 2007

•	Announced two new central nervous system compounds, tizanidine and ropinirole, to NovaDel’s rapidly expanding pipeline of oral spray drug candidates

•	Appointment of David Bergstrom to the position of Chief Operating Officer on December 4, 2006.

“We believe our recent achievements validate the benefits of NovaDel’s robust oral spray formulation technology and the productivity it confers upon NovaDel’s operations,” commented Dr. Jan Egberts, NovaDel’s President and CEO. “NovaDel announced positive data from pilot pharmacokinetic studies for our oral formulations of sumatriptan and zolpidem. Both of these trials were completed rapidly and produced statistically significant data demonstrating improved pharmacokinetics compared to tablet formulations of the drugs. These data allowed us to make immediate decisions to advance both candidates into pivotal trials in 2007.”

“Most importantly, NovaDel’s two late-stage partnered compounds made significant regulatory leaps,” continued Egberts. “The NDA for Zensana™ was filed by Hana Biosciences, generating a milestone payment for NovaDel and moving closer to potential approval and commercialization in 2007. Finally, the FDA approved NitroMist™, clearly demonstrating NovaDel’s ability to create oral spray formulations of drugs for patients with serious diseases. We believe that we will make even greater strides in 2007 and look forward to continued success with our exciting development programs.”

NitroMist™ is a pending trademark of Par Pharmaceutical Companies, Inc.

Zensana™ is a pending trademark of Hana Biosciences, Inc.

About NovaDel Pharma, Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) more rapid delivery of drugs to the bloodstream allowing for quicker onset of therapeutic effects compared to conventional oral dosage forms; (ii) increased bioavailability of a drug by avoiding metabolism by the liver; (iii) improved drug safety profile by reducing the required dosage, including possible reduction of side effects; (iv) improved dosage reliability; (v) allowing medication to be taken without water; (vi) avoiding the need to swallow as is the case with many medications; and (vii) improved patient convenience and compliance. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit www.novadel.com.

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NovaDel Safe Harbor Statement

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For Further Information:

NovaDel Pharma Inc.	MacDougall Biomedical Communications:
Michael Spicer	Christopher Erdman (investors)
Chief Financial Officer	Kari Watson (media)
(908) 782-3431 x2550	(508) 647-0209